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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           AMERICANGREETINGS.COM, INC.


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                                   ARTICLE ONE

         The name of the corporation (the "Corporation") is:
americangreetings.com, inc.

                                   ARTICLE TWO

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE THREE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

         The total number of shares which the Corporation shall have the authority to issue is Ten Thousand (10,000) shares of Common Stock, par value $.001 per share.

                                  ARTICLE FIVE

         The name and mailing address of the incorporator is as follows:

                Name                          Mailing Address
                ----------------------------- ----------------------------------
                Maureen M. Spooner            c/o americangreetings.com, inc.
                                              One American Road
                                              Cleveland, OH 44144-2398

                                   ARTICLE SIX

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation (the "Board") is expressly authorized to make, alter or repeal the By-Laws of the Corporation.


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                                  ARTICLE SEVEN

         The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

                                  ARTICLE EIGHT

         To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of, or adoption of any provision inconsistent with, this ARTICLE EIGHT will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

                                  ARTICLE NINE

         Each person who is or was or had agreed to become a director or officer of the Corporation and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Corporation, as an employee or agent of the Corporation or as a director, officer, employee or agent of another company, partnership, joint venture, trust or other entity, whether for profit or not for profit (including the heirs, executors, administrators or estate of such person), will be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this ARTICLE NINE will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Board (whether or not the directors approving such contract are or are to be parties to such contract or similar contracts). Without limiting the generality or the effect of the foregoing, the Corporation may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this ARTICLE NINE or the General Corporation Law of the State of Delaware. Any amendment or repeal of, or adoption of any provision inconsistent with, this ARTICLE NINE will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

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                                   ARTICLE TEN

         Unless this Certificate of Incorporation is amended or repealed with respect to this Article Ten or unless the By-Laws of the Corporation designate otherwise, the Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE ELEVEN

         The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this ARTICLE ELEVEN.


         I, the undersigned, being the sole incorporator named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury do make this Certificate of Incorporation, hereby declaring, certifying and acknowledging that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand as of June 25, 1999.

                                                  /s/ Maureen M. Spooner
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                                           Maureen M. Spooner, Sole Incorporator



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